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                                                                    Exhibit 99.5


                             EQUALITY BANCORP, INC.

LOGO

                                                                October   , 1997

Dear Subscriber:

  You previously returned to Equality Savings and Loan Association, F.A. an order form subscribing for shares of common stock of Equality Bancorp, Inc. which are to be issued upon the conversion and reorganization of Equality Savings and First Missouri Financial, M.H.C. from the mutual holding company form of organization to the stock form pursuant to their Plan of Conversion and Reorganization. In accordance with the Plan, an updated appraisal of the pro forma aggregate market value of the conversion stock and exchange shares was prepared following the subscription offering, that terminated on September 16, 1997. Based upon substantial increases in the valuations of comparable converting savings institutions, the updated appraisal dated October 3, 1997 reflects an increased appraised value of the conversion stock and exchange shares.

  Information regarding the updated appraisal and the increase in the number of shares of conversion stock being offered is set forth in the enclosed Prospectus Supplement. As a subscriber for shares of conversion stock, you have the opportunity to increase, decrease, cancel or confirm your order. If you wish to increase, decrease or confirm your present order, you must return the enclosed Supplemental Stock Order Form, accompanied by an additional payment or withdrawal authorization, if applicable, to any office of Equality Savings by
12:00 Noon, Central Time, on         , 1997. FAILURE TO RETURN A SUPPLEMENTAL
STOCK ORDER FORM WILL RESULT IN YOUR ORDER BEING CANCELED.

  The enclosed Prospectus Supplement sets forth updated pro forma data which reflect the increased amount of conversion stock being offered, as well as updated financial information regarding Equality Savings.

  We appreciate your continued interest and support, and we look forward to your participation as a stockholder following the completion of the conversion and reorganization. If you have any questions concerning the procedure to be followed in completing your Supplemental Stock Order Form, please call the Stock Information Center at (314) 352-0567.

                                        Sincerely,

                                        LOGO
                                        Richard C. Fellhauer
                                        President
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                         SUPPLEMENTAL STOCK ORDER FORM

  I previously ordered shares of Common Stock in the Subscription Offering in connection with the pending conversion and reorganization of Equality Savings and Loan Association F.A. ("Equality Savings") and First Missouri Financial, M.H.C. from the mutual holding company form of organization to the stock form with Equality Savings becoming a wholly owned subsidiary of Equality Bancorp, Inc. (the "Company"). I HEREBY ACKNOWLEDGE THAT I HAVE RECEIVED THE COMPANY'S
PROSPECTUS SUPPLEMENT DATED OCTOBER   , 1997, THAT I PREVIOUSLY RECEIVED THE
COMPANY'S PROSPECTUS DATED AUGUST 12, 1997 AND THAT, IN ORDER TO MAINTAIN IN ANY CAPACITY AN ORDER FOR THE COMMON STOCK OF THE COMPANY IN THE SUBSCRIPTION OFFERING, I MUST COMPLETE, EXECUTE AND RETURN THIS SUPPLEMENTAL STOCK ORDER FORM TO ANY OFFICE OF EQUALITY SAVINGS BEFORE THE EXPIRATION OF THE RESOLICITATION OFFERING. I hereby elect to do the following:

(Please check one box only)

  [_]MAINTAIN SUBSCRIPTION BASED ON PREVIOUS ORDER--NO ADDITIONAL FUNDS
     REQUIRED. I desire to have the dollar amount previously submitted or authorized for withdrawal applied in full to purchase the number of shares previously ordered.

  [_]PURCHASE ADDITIONAL SHARES--ADDITIONAL FUNDS REQUIRED. (complete blanks)
     Increase my order to a total of            shares at the original
     purchase price of $10.00 per share for a total investment of
     shares. I have enclosed my check in the amount of $           for the
     balance due (           additional shares x $10.00 per share) or hereby
     authorize Equality Savings to withdraw the additional amount from my
     savings account at Equality Savings (Account Number                ).
     The ability to purchase additional shares is subject to the maximum purchase limitation, which currently is 62,500 shares.

  [_]REDUCE ORDER. (complete blank) Reduce my order to a total of shares (not fewer than 25) at the original purchase price of $10.00 per share, and adjust my withdrawal authorization or refund the overpayment, with interest, to the name and address shown on this form.

  [_]CANCEL ORDER. Cancel my subscription entirely, void any authorization for withdrawal, and refund any cash or check(s) previously remitted, with interest, to the name and address shown on this form.

  I hereby affirm the representations made and the information provided in the Stock Order Form previously submitted.
                                       ---------------------------------------
                                       Name

                                       ---------------------------------------
                                       (Signature(s) as shown on your
                                        original Stock Order Form)
                                       ---------------------------------------
                                       Address

                                       Dated: ________________________________

NOTE: In order to be effective, this Supplemental Stock Order Form must be properly completed, accompanied by any required additional payment or withdrawal authorization and returned to any office of Equality Savings so that it is received before the expiration of the resolicitation offering. The
resolicitation offering will expire at 12:00 Noon, Central Time, on         ,
1997, unless extended. PRIOR ORDERS AS TO WHICH NO SUPPLEMENTAL STOCK ORDER FORM IS RECEIVED WILL BE DEEMED CANCELED.